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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name: Stewart Capital Mutual Funds

     Address of Principal Business Office (No. & Street, City, State, Zip Code):
          800 Philadelphia Street
          Indiana, PA 15701

     Telephone Number (including area code):
          Phone (724) 465-3458
          Fax (724) 465-3452

     Name and address of agent for service of process:
          Malcolm E. Polley
          Stewart Capital Advisors, LLC
          800 Philadelphia Street
          Indiana, PA 15701

     Copy to:

     Steven G. Lentz
     Faegre & Benson LLP
     2200 Wells Fargo Center
     90 South Seventh Street
     Minneapolis, MN 55402

     Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 X   Yes       No
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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Indiana and State of PA on the 22nd day of September, 2006.

                                        STEWART CAPITAL MUTUAL FUNDS


                                        By: /s/ Malcolm E. Polley
                                            ------------------------------------
                                            Malcolm E. Polley, Initial Trustee


Attest:

/s/ Gregor T. Young, IV
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Name: Gregor T. Young, IV
      -------------------------------

Title: Executive Vice President
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